Exhibit 99.1

Nara Bancorp Reports Financial Results for Second Quarter 2010

Q2 2010 Summary:

  Net loss of $0.45 per common share reflects significant actions to reduce problem assets
  Net loss includes charges related to $63.3 million of problem assets being marketed for sale
  Significant reduction in problem loans due to pending loan sale
  Net interest margin improved to 3.85% from 3.31%
  Cost of deposits reduced by 49 basis points to 1.19%
  New loan production increased to $102.4 million from $47.9 million

LOS ANGELES--(BUSINESS WIRE)--July 26, 2010--Nara Bancorp, Inc. (the “Company”) (NASDAQ:NARA), the holding company of Nara Bank (the “Bank”), reported a net loss available to common stockholders of ($16.9) million, or ($0.45) per diluted common share, for second quarter 2010, compared to a net loss available to common stockholders of ($7.1) million, or ($0.27) per diluted common share, for second quarter 2009, and a net loss available to common stockholders of ($3.6) million, or ($0.10) per diluted common share, for first quarter 2010.

Alvin Kang, President and Chief Executive Officer, said, “During the second quarter, we took significant actions to improve our asset quality. The most significant action was initiating the process of selling $63.3 million in problem assets and recording the related charges to reflect that such loans are now held for sale and carried at the lower of cost or fair value. Our strong capital position enables us to be aggressive in disposing of our problem assets, which is key to accelerating our return to profitability.

“We are seeing positive trends in most areas of the Bank. For the third quarter in a row, our level of early stage delinquencies declined, which we believe indicates a gradual slowing in the number of borrowers under stress. We are also seeing encouraging signs of loan demand, particularly in the commercial portfolio. Our gross loan production exceeded $100 million in the second quarter, more than twice the level we generated in the first quarter of 2010. Finally, we saw substantial expansion in our net interest margin as higher cost CDs matured and repriced at lower rates. The combined impact of all of these trends was a steady improvement in the earnings power of the Bank,” said Mr. Kang.

Financial Highlights

	2010 Second Quarter	2009 Second Quarter	2010 First Quarter
	(Dollars in thousands)
Net loss	$(15,877)	$(6,008)	$(2,532)
Net loss available to common stockholders	$(16,950)	$(7,077)	$(3,603)
Diluted loss per share	$(0.45)	$(0.27)	$(0.10)
Net interest income	$26,808	$21,260	$25,243
Net interest margin	3.85%	2.94%	3.31%
Non-interest income	$3,460	$3,785	$9,384
Non-interest expense	$15,967	$16,822	$14,184
Net loans receivable	$2,063,726	$2,049,738	$2,098,269
Deposits	$2,130,389	$2,439,795	$2,281,792
Non-performing loans *	$48,019	$30,850	$63,232
ALLL to gross loans *	2.98%	2.42%	2.98%
ALLL to non-performing loans *	131%	163%	101%
Provision for loan losses	$42,323	$19,000	$25,407
Efficiency ratio	52.75%	67.17%	40.96%

* Excludes the guaranteed portion of delinquent SBA loans totaling $15.8 million, $19.8 million and $14.8 million at second quarter 2010, second quarter 2009 and first quarter 2010, respectively. Also excludes $36 million of substandard non-accrual loans that were transferred to loans held for sale at June 30, 2010.

Operating Results for Second Quarter 2010

Net Interest Income and Net Interest Margin. Second quarter 2010 net interest income before provision for loan losses was $26.8 million, an increase of 26% from second quarter 2009. The increase in net interest income was due primarily to an improvement in the net interest margin.

Second quarter 2010 net interest margin (net interest income divided by average interest-earning assets) increased 91 basis points to 3.85% from 2.94% for second quarter 2009. During the quarter, approximately $574 million in time deposits with an average rate of 2.78% matured, of which approximately 46% were retained and repriced to an average rate of 1.53%. This was partially offset by a decline in the yield on securities available-for-sale during the quarter as a result of an accelerated purchase of seriously delinquent loans by FNMA and FHLMC, requiring an acceleration of amortization of the premium on those agency securities. The impact to the net interest margin during second quarter was approximately 20 basis points.

The weighted average yield on the loan portfolio for second quarter 2010 decreased 4 basis points to 6.16% from 6.20% for the same period last year. At June 30, 2010, fixed rate loans were 51% of the loan portfolio, compared to 50% at June 30, 2009. The weighted average yield on the variable rate and fixed rate loan portfolios (excluding loan discount accretion) at June 30, 2010 was 4.76% and 7.19%, respectively, compared to 4.59% and 7.50% at June 30, 2009.

The weighted average yield on securities available-for-sale for second quarter 2010 decreased 180 basis points to 2.51% from 4.31% for the same period 2009. The decrease was attributable to new investment securities purchased during 2009 with lower yields, the sale of securities to balance the duration and mix of the investment portfolio as well as for liquidity purposes during fourth quarter 2009 and first quarter 2010, and an increase in premium amortization of FNMA and FHLMC mortgage related securities.

The weighted average cost of deposits for second quarter 2010 decreased 116 basis points to 1.19% from 2.35% for the same period last year. The cost of time deposits decreased 127 basis points to 1.49% from 2.76% for the same period last year.

The weighted average cost of FHLB advances for second quarter 2010 also decreased 32 basis points to 3.41% for second quarter 2010, compared to 3.73% for second quarter 2009.

Following are the weighted average rate data on a spot rate basis at June 30, 2010 and 2009:

	June 30
	2010	2009
Weighted average loan portfolio yield (excluding discounts)	5.99%	6.03%
Weighted average available-for-sale securities portfolio yield	2.93%	4.60%
Weighted average cost of deposits	1.07%	2.27%
Weighted average cost of total interest-bearing deposits	1.28%	2.62%
Weighted average cost of FHLB advances	3.42%	3.75%
Net interest margin	3.83%	2.94%

Sequentially, second quarter 2010 net interest income before provision for loan losses increased $1.6 million, or 6%, from first quarter 2010. The increase was attributable to an improvement in the net interest margin offset by a decrease in average interest-earning assets. The net interest margin increased by 54 basis points to 3.85% for second quarter 2010 from 3.31% for first quarter 2010. The increase in the net interest margin was primarily attributable to lower deposit costs, primarily in time deposits. The cost of time deposits decreased 75 basis points to 1.49% for second quarter 2010 from 2.24% for first quarter 2010. Additionally, as noted above, $574 million of CDs matured during the quarter, of which approximately 46% were retained and repriced at lower CD rates or moved to other core deposit accounts.

Non-accrual loan interest reversed was $304 thousand, $169 thousand, and $788 thousand for second quarter 2010, second quarter 2009, and first quarter 2010, respectively. Excluding this effect, the net interest margin for second quarter 2010, second quarter 2009, and first quarter 2010 would be 3.90%, 2.96%, and 3.42%, respectively.

Prepayment penalty income for second quarter 2010, second quarter 2009 and first quarter 2010 was $123 thousand, $145 thousand and $173 thousand, respectively. Excluding the effects of both non-accrual loan interest reversed and prepayment penalty income, the net interest margin for second quarter 2010, second quarter 2009 and first quarter 2010 would be 3.88%, 2.94% and 3.39%, respectively.

Non-interest Income. Second quarter 2010 non-interest income was $3.5 million, a decrease of $325 thousand, or 9%, compared to second quarter 2009. The decrease was primarily due to increases in valuation losses on interest rate caps and losses from the sales of OREOs offset by net gains on sale of loans. Net valuation losses on interest rate caps were $495 thousand for second quarter 2010, compared to net valuation losses of $151 thousand for the same quarter of 2009. Net losses on sale of OREOs were $567 thousand for second quarter 2010, compared to net losses of $184 thousand for the same quarter of 2009. The company sold four OREO properties totaling $6.2 million during second quarter 2010. Net gains on sale of loans were $979 thousand for second quarter 2010, compared to net gains of $542 thousand for the same quarter of 2009. Included in the net gains for second quarter 2010 was $329 thousand of gains from the sale of $4.1 million in SBA loans. There were no gains from the sale of SBA loans during second quarter 2009.

Sequentially, non-interest income decreased 63% from first quarter 2010. The decrease was primarily due to net gains recognized on sales of securities available for sale of $6.3 million during first quarter 2010, compared to $96 thousand during second quarter 2010. During first quarter 2010, a total of $201.8 million in available-for-sale GSE investment securities were sold to rebalance the duration and mix of the investment securities portfolio and to hold higher levels of cash to fund CDs maturing in second quarter 2010. There were no such sales during second quarter 2010.

Non-interest Expense. Second quarter 2010 non-interest expense was $16.0 million, a decrease of 5% from $16.8 million for the same period last year. The decrease was primarily due to decreases in salaries and benefits expense and the FDIC insurance premium assessment. Salaries and benefits expense decreased $574 thousand, or 9%, to $6.0 million for second quarter 2010, compared to $6.6 million for the same quarter of 2009. The decrease is primarily due to decreases in stock compensation expense and in the number of full-time equivalent employees, which decreased to 347 at June 30, 2010 from 368 at June 30, 2009. The stock compensation expense decreased $204 thousand, or 52%, to $192 thousand for second quarter 2010, compared to $396 thousand for the same period last year. The decrease was primarily due to the completed amortization of stock compensation costs over the vesting period of certain stock options and grants.

The FDIC insurance assessment was lower during second quarter 2010, compared to the same quarter 2009, primarily due to the one-time assessment of $1.47 million paid on June 30, 2009. Excluding the one-time assessment, FDIC insurance assessment increased $218 thousand, or 22%, due to an increase in the assessment rate offset by the decrease in average deposit balances. Credit related expense increased $756 thousand, or 77%, to $1.7 million for second quarter 2010, compared to $986 thousand for the same period last year. The increase was primarily due to increases in OREO valuation allowances and the increase in the allowance for unfunded loan commitments.

Sequentially, non-interest expense for second quarter 2010 increased by 13% to $16.0 million from $14.2 million in first quarter 2010, primarily due to increases in salaries and benefits expense, marketing and advertising expense and credit related expenses, offset by a decrease in the FDIC insurance assessment. The increase in salaries and benefits is primarily due to an increase in the number of full-time equivalent employees, which increased to 347 at June 30, 2010 from 338 at March 31, 2010. The increase in full-time equivalent employees is primarily due to the opening of a new branch in Great Neck, NY as well as building the commercial loan production team. Marketing and advertising expense increased during second quarter 2010 primarily due to deposit promotions tied to the 2010 World Cup soccer event. Credit related expenses increased for the same reasons explained above.

Income Taxes. The effective income tax benefit rate was 43% for second quarter 2010 and 2009 and 49% for first quarter 2010. The higher effective tax benefit rate for first quarter of 2010 was due to the effect of higher tax credits recognized.

Balance Sheet Summary

Gross loans receivable were $2.13 billion at June 30, 2010, a decrease of $36 million from $2.16 billion at March 31, 2010. New loan production was $102.4 million during second quarter 2010, compared to $47.9 million during first quarter 2010, and $80.5 million during second quarter 2009. Loan production has increased in commercial business lending as the Company focuses on relationship banking through business customers. New commercial loan production, including SBA loans was $40.8 million during second quarter 2010, compared to $7.1 million during first quarter 2010. Total loan pay-offs, pay-downs, amortization and other changes totaled $139.0 million during second quarter 2010, including approximately $63.3 million in loans that were transferred to loans held for sale during second quarter, compared to $107.0 million during first quarter 2010 and $88.4 million during second quarter 2009.

Total deposits were $2.13 billion at June 30, 2010, a decrease of 7% from $2.28 billion at March 31, 2010. The decrease in total deposits was primarily due to a decrease in retail jumbo CDs. Retail jumbo CDs decreased $352.4 million, or 74%, to $122.2 million at June 30, 2010 from $474.6 million at March 31, 2010. The majority of these jumbo CDs were deposits raised during the campaign held during the first and second quarters of 2009 to strengthen liquidity. Approximately 50% of these matured retail jumbo CDs were retained and either repriced to lower rate CDs or moved to other interest-bearing accounts. The weighted average cost of such deposits decreased 153 basis points to 1.52% at June 30, 2010. The decrease in retail jumbo CDs was offset by increases primarily in non-jumbo CDs and money market accounts.

Credit Quality

The Company recorded a provision for loan losses of $42.3 million in second quarter 2010, compared to $19.0 million for the same period of the prior year and $25.4 million in first quarter 2010. The increase in the provision for loan losses from first quarter 2010 was primarily due to the charge-offs taken on the loans that were transferred to loans held for sale at June 30, 2010, and to a lesser extent also due to the impact of enhancing the methodology for calculating the allowance for loan losses.

During second quarter 2010, the Company entered into an agreement with a loan sale advisor to sell approximately $63.3 million of problem assets, resulting in additional loan charge offs and other valuation adjustments of $26.7 million to mark such assets to estimated fair market value, less selling costs. The assets are being marketed under a competitive bidding process in which the Company determines what bids will be accepted. It is anticipated that the closing will occur before August 31, 2010.

Total Watchlist loans, defined as Special Mention and Classified loans, were $163.3 million at June 30, 2010, a decrease from $215.3 million at March 31, 2010. Substandard loans decreased to $116.1 million at June 30, 2010 from $169.1 million at March 31, 2010. The decreases were due primarily to the loans transferred to loans held for sale.

Total delinquent loans, 30 or more days past due, were $54.3 million at June 30, 2010, compared to $75.6 million at March 31, 2010. Non-performing loans (loans past due 90 days or more and non-accrual loans) at June 30, 2010, were $48.0 million, or 2.27% of total loans, compared to $63.2 million, or 2.94% of total loans, at March 31, 2010.

Non-performing assets, comprised of non-accrual loans, accruing restructured loans and other real estate owned (“OREO”) at June 30, 2010 were $86.7 million, or 4.10% of gross loans plus OREO, compared to $134.1 million, or 6.23%, at March 31, 2010. The decline is due primarily to the loans transferred to loans held-for-sale. OREO decreased to $4.7 million at June 30, 2010, compared to $5.9 million at March 31, 2010, as eight new properties totaling $5.9 million were transferred in as OREO, offset by sales of four OREO properties totaling $6.2 million. Accruing troubled debt restructured loans included in non-performing assets, decreased $31.1 million to $34.0 million at June 30, 2010, from $65.0 million at March 31, 2010 due primarily to the loans transferred to loans held for sale.

Net loan charge-offs during second quarter 2010 were $43.3 million, or 7.96% of average loans on an annualized basis, compared to $19.2 million, or 3.66% during second quarter 2009, and $20.8 million, or 3.79% of average loans, during first quarter 2010. Second quarter 2010 charge-offs of $43.3 million included $26.3 million of additional charge offs related to loans transferred to held-for-sale as mentioned above. Excluding the charge-offs related to these loans held-for-sale, net loan charge-offs during second quarter 2010 would have been $17.0 million, or 3.12% of average loans on an annualized basis. CRE and C&I loans represented 50.7% and 48.1%, respectively, of charge-offs during second quarter 2010. Second quarter 2010 charge-offs included five relationships totaling $6.0 million mainly consisting of CRE loans. Excluding these five relationships, the average charge-off during the quarter was $90 thousand.

The allowance for loan losses at June 30, 2010 was $63.0 million, or 2.98% of gross loans receivable (net of the guaranteed portion of delinquent SBA loans and excluding loans held for sale), compared to $64.0 million, or 2.98%, at March 31, 2010. The ratio of the allowance for loan losses to non-performing loans was 131% at June 30, 2010, compared to 101% at March 31, 2010.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible according to contractual terms) at June 30, 2010, were $90.9 million, a decrease from $146.5 million at March 31, 2010. Specific reserves for impaired loans were $15.7 million, or 17.29% of the aggregate impaired loan amount at June 30, 2010, compared to $26.1 million, or 17.80% of the aggregate impaired loan amount at March 31, 2010. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 2.34% at June 30, 2010, compared to 1.89% at March 31, 2010.

Capital

At June 30, 2010, the Company continued to be in excess of the regulatory capital requirements to be classified as a “well-capitalized” institution. The Leverage Ratio was 13.15% at June 30, 2010, compared to 12.49% at March 31, 2010. The Tier 1 Risk-based Ratio was 16.68% at June 30, 2010, compared to 17.10% at March 31, 2010. The Total Risk-based Ratio was 17.95% at June 30, 2010, compared to 18.37% at March 31, 2010.

At June 30, 2010, common equity represented 9.84% of total assets, compared to 9.68% at March 31, 2010. Tangible common equity represented 9.74% of tangible assets at June 30, 2010, compared to 9.58% of tangible assets at March 31, 2010.

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s second quarter 2010 financial results will be held tomorrow, July 27, 2010 at 9:30 am Pacific / 12:30 pm Eastern. Interested participants and investors may access the conference call by dialing 888-561-1721 (domestic) or 480-629-9868 (international), conference ID# 4331221. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-406-7325 (domestic) or 303-590-3030 (international) through August 3, 2010, conference ID# 4331221.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 1 loan production office in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)
Nara Bancorp, Inc.

Assets	6/30/2010	3/31/2010	% change	12/31/2009	% change	6/30/2009	% change

Cash and due from banks	$203,135	$260,030	-22%	$105,592	92%	$239,454	-15%
Federal funds sold	-	20,000	-100%	20,000	-100%	40,000	-100%
Securities available for sale, at fair value	426,158	498,801	-15%	782,690	-46%	745,792	-43%
Federal Home Loan Bank and Federal Reserve Bank stock	25,556	24,334	5%	24,334	5%	24,325	5%
Loans held for sale, at the lower of cost or fair value	41,472	28,679	45%	4,756	772%	13,664	204%
Loans receivable	2,126,714	2,162,264	-2%	2,221,433	-4%	2,100,077	1%
Allowance for loan losses	(62,988)	(63,995)	2%	(59,424)	-6%	(50,339)	-25%
Net loans receivable	2,063,726	2,098,269	-2%	2,162,009	-5%	2,049,738	1%
Accrued interest receivable	8,272	9,723	-15%	11,261	-27%	10,187	-19%
Premises and equipment, net	10,896	10,950	0%	10,865	0%	11,580	-6%
Bank owned life insurance	23,768	23,645	1%	23,571	1%	23,462	1%
Goodwill	2,509	2,509	0%	2,509	0%	2,509	0%
Other intangible assets, net	788	915	-14%	1,042	-24%	1,330	-41%
Other assets	94,785	101,165	-6%	79,328	19%	98,768	-4%
Total assets	$2,901,065	$3,079,020	-6%	$3,227,957	-10%	$3,260,809	-11%

Liabilities

Deposits	$2,130,389	$2,281,792	-7%	$2,434,190	-12%	$2,439,795	-13%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	350,000	0%	350,000	0%
Subordinated debentures	39,268	39,268	0%	39,268	0%	39,268	0%
Other borrowings	3,325	4,050	-18%	-	100%	-	100%
Accrued interest payable	3,863	10,070	-62%	12,674	-70%	10,921	-65%
Other liabilities	22,591	30,019	-25%	23,850	-5%	139,406	-84%
Total liabilities	2,549,436	2,715,199	-6%	2,859,982	-11%	2,979,390	-14%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 67,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $67,428,000 at June 30, 2010, March 31, 2010, December 31, 2009 and June 30, 2009	67,000	67,000	0%	67,000	0%	67,000	0%
Preferred stock discount	(3,269)	(3,503)	7%	(3,737)	13%	(4,202)	22%
Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 37,956,527, 37,835,407, 37,824,007 and 26,256,960 shares at June 30, 2010, March 31, 2010, December 31, 2009 and June 30, 2009, respectively	38	38	0%	38	0%	26	46%
Capital surplus	171,080	169,848	1%	169,806	1%	87,830	95%
Retained earnings	111,338	128,288	-13%	131,891	-16%	130,565	-15%
Accumulated other comprehensive income (loss), net	5,442	2,150	153%	2,977	-83%	200	2621%
Total stockholders' equity	351,629	363,821	-3%	367,975	-4%	281,419	25%

Total liabilities and stockholders' equity	$2,901,065	$3,079,020	-6%	$3,227,957	-10%	$3,260,809	-11%

Nara Bancorp, Inc.
Consolidated Statements of Income (Loss)
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,					Six Months Ended,
	6/30/2010	6/30/2009	% change	3/31/2010	% change	6/30/2010	6/30/2009	% change

Interest income:
Interest and fees on loans	$33,510	$32,461	3%	$33,348	0%	$66,858	$64,133	4%
Interest on securities	2,884	5,710	-49%	5,088	-43%	7,972	10,030	-21%
Interest on federal funds sold and other investments	199	239	-17%	225	-12%	424	306	39%
Total interest income	36,593	38,410	-5%	38,661	-5%	75,254	74,469	1%

Interest expense:
Interest on deposits	6,279	13,365	-53%	9,947	-37%	16,226	25,190	-36%
Interest on other borrowings	3,506	3,785	-7%	3,471	1%	6,977	7,580	-8%
Total interest expense	9,785	17,150	-43%	13,418	-27%	23,203	32,770	-29%

Net interest income before provision for loan losses	26,808	21,260	26%	25,243	6%	52,051	41,699	25%
Provision for loan losses	42,323	19,000	123%	25,407	67%	67,730	34,670	95%
Net interest income after provision for loan losses	(15,515)	2,260	-787%	(164)	-9360%	(15,679)	7,029	-323%

Non-interest income:
Service fees on deposit accounts	1,572	1,698	-7%	1,619	-3%	3,191	3,467	-8%
Net gains on sales of loans	979	542	81%	43	2177%	1,022	992	3%
Net gains on sales of securities available-for-sale	96	220	-56%	6,296	-98%	6,392	1,005	536%
Net valuation losses on interest rate swaps	(495)	(151)	-228%	(231)	-114%	(726)	(267)	-172%
Net gains (losses) on sales of OREO	(567)	(184)	-208%	15	-3880%	(552)	(314)	-76%
Other income and fees	1,875	1,660	13%	1,642	14%	3,517	3,267	8%
Total non-interest income	3,460	3,785	-9%	9,384	-63%	12,844	8,150	58%

Non-interest expense:
Salaries and employee benefits	5,977	6,551	-9%	5,593	7%	11,570	12,994	-11%
Occupancy	2,424	2,484	-2%	2,427	0%	4,851	4,910	-1%
Furniture and equipment	884	736	20%	778	14%	1,662	1,431	16%
Advertising and marketing	612	505	21%	459	33%	1,071	962	11%
Data processing and communications	1,051	990	6%	933	13%	1,984	1,891	5%
Professional fees	756	428	77%	702	8%	1,458	1,106	32%
FDIC assessment	1,191	2,446	-51%	1,367	-13%	2,558	3,196	-20%
Other	3,072	2,682	15%	1,925	60%	4,997	5,580	-10%
Total non-interest expense	15,967	16,822	-5%	14,184	13%	30,151	32,070	-6%
Income (loss) before income taxes	(28,022)	(10,777)	-160%	(4,964)	-465%	(32,986)	(16,891)	-95%
Income tax provision (benefit)	(12,145)	(4,769)	-155%	(2,432)	-399%	(14,577)	(7,703)	-89%
Net income (loss)	$(15,877)	$(6,008)	-164%	$(2,532)	-527%	(18,409)	(9,188)	-100%
Dividends and discount accretion on preferred stock	$(1,073)	$(1,069)	0%	$(1,071)	0%	(2,144)	(2,137)	0%
Net income (loss) available to common stockholders	$(16,950)	$(7,077)	-140%	$(3,603)	-370%	$(20,553)	$(11,325)	-81%

Earnings (Loss) Per Common Share:
Basic	$(0.45)	$(0.27)		$(0.10)		$(0.54)	$(0.43)
Diluted	$(0.45)	$(0.27)		$(0.10)		$(0.54)	$(0.43)

Average Shares Outstanding:
Basic	37,921,885	26,256,960		37,828,587		37,875,494	26,253,627
Diluted	37,921,885	26,256,960		37,828,587		37,875,494	26,253,627

	Three months ended					Six months ended
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009

Net interest income	$26,808	$25,243	$26,414	$24,233	$21,260	$52,051	$41,699
Non-interest income	3,460	9,384	5,424	4,894	3,785	12,844	8,150
Non-interest expense	15,967	14,184	14,975	14,668	16,822	30,151	32,070
Pre Tax - Pre Provision income	14,301	20,443	16,863	14,459	8,223	34,744	17,779
Provision for loan losses	42,323	25,407	17,853	8,500	19,000	67,730	34,670
Income (loss) before income taxes	$(28,022)	$(4,964)	$(990)	$5,959	$(10,777)	$(32,986)	$(16,891)

PTPP to average assets (annualized)	1.97%	2.57%	2.08%	1.80%	1.09%	2.29%	1.25%

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,					(Annualized) At or for the Six Months Ended,
Profitability measures:	6/30/2010	6/30/2009	3/31/2010			6/30/2010	6/30/2009
ROA [1]	-2.19%	-0.80%	-0.32%			-1.21%	-0.64%
ROE [1]	-17.30%	-8.26%	-2.72%			-9.96%	-6.31%
Net interest margin [5]	3.85%	2.94%	3.31%			3.57%	3.04%
Efficiency ratio	52.75%	67.17%	40.96%			46.46%	64.33%

[1] based on net income before effect of dividends and discount accretion on preferred stock

	Three Months Ended			Three Months Ended			Three Months Ended
	6/30/2010			6/30/2009			3/31/2010

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans[5], includes loans held for sale	$2,177,523	$33,510	6.16%	$2,092,809	$32,461	6.20%	$2,200,488	$33,348	6.06%
Securities available for sale	459,883	2,884	2.51%	530,322	5,710	4.31%	662,023	5,088	3.07%
FRB and FHLB stock and other investments	142,210	192	0.54%	266,179	212	0.32%	166,191	183	0.44%
Federal funds sold	4,615	7	0.61%	5,934	27	1.82%	20,000	42	0.84%
Total interest earning assets[5]	$2,784,231	$36,593	5.26%	$2,895,244	$38,410	5.31%	$3,048,702	$38,661	5.07%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$591,012	$1,603	1.08%	$416,561	$2,417	2.32%	$504,666	$1,288	1.02%
Savings	135,906	828	2.44%	117,948	1,008	3.42%	134,441	805	2.40%
Time deposits:
$100,000 or more	461,708	1,349	1.17%	679,064	4,109	2.42%	903,466	4,961	2.20%
Other	571,790	2,499	1.75%	763,999	5,831	3.05%	500,067	2,893	2.31%
Total time deposits	1,033,498	3,848	1.49%	1,443,063	9,940	2.76%	1,403,533	7,854	2.24%
Total interest bearing deposits	1,760,416	6,279	1.43%	1,977,572	13,365	2.70%	2,042,640	9,947	1.95%
FHLB advances	350,000	2,981	3.41%	350,000	3,263	3.73%	350,000	3,017	3.45%
Other borrowings	40,927	525	5.13%	37,764	522	5.53%	39,767	454	4.57%
Total interest bearing liabilities	2,151,343	$9,785	1.82%	2,365,336	$17,150	2.90%	2,432,407	$13,418	2.21%
Non-interest bearing demand deposits	348,687			297,089			331,875
Total funding liabilities / cost of funds	$2,500,030		1.57%	$2,662,425		2.58%	$2,764,282		1.94%
Net interest income / net interest spread[5]		$26,808	3.44%		$21,260	2.41%		$25,243	2.87%
Net interest margin[5]			3.85%			2.94%			3.31%
Net interest margin[5], excluding effect of non-accrual loan expense			3.90%			2.96%			3.42%
Net interest margin[5], excluding effect of non-accrual loan expense and prepayment fee income			3.88%			2.94%			3.39%

Non-accrual loan income reversed		$(304)			$(169)			$(788)
Prepayment fee income received		123			145			173
Net		$(181)			$(24)			$(615)

Cost of deposits:
Non-interest bearing demand deposits	$348,687	$-		$297,089	$-		$331,875	$-
Interest bearing deposits	1,760,416	6,279	1.43%	1,977,572	13,365	2.70%	2,042,640	9,947	1.95%
Total deposits	$2,109,103	$6,279	1.19%	$2,274,661	$13,365	2.35%	$2,374,515	$9,947	1.68%

	Six Months Ended			Six Months Ended
	6/30/2010			6/30/2009

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans[5], includes loans held for sale	$2,188,942	$66,858	6.11%	$2,100,206	$64,133	6.11%
Securities available for sale	560,395	7,972	2.85%	477,424	10,030	4.20%
FRB and FHLB stock and other investments	154,134	375	0.49%	158,692	278	0.35%
Federal funds sold	12,265	49	0.80%	4,110	28	1.36%
Total interest earning assets[5]	$2,915,736	$75,254	5.16%	$2,740,432	$74,469	5.43%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$548,078	$2,894	1.06%	$379,905	$4,681	2.46%
Savings	135,177	1,633	2.42%	114,609	2,016	3.52%
Time deposits:
$100,000 or more	681,367	6,308	1.85%	629,474	7,654	2.43%
Other	536,127	5,391	2.01%	700,963	10,839	3.09%
Total time deposits	1,217,494	11,699	1.92%	1,330,437	18,493	2.78%
Total interest bearing deposits	1,900,749	16,226	1.71%	1,824,951	25,190	2.76%
FHLB advances	350,000	5,997	3.43%	359,252	6,499	3.62%
Other borrowings	40,350	980	4.86%	37,985	1,081	5.69%
Total interest bearing liabilities	2,291,099	$23,203	2.03%	2,222,188	$32,770	2.95%
Non-interest bearing demand deposits	340,329			293,384
Total funding liabilities / cost of funds	$2,631,428		1.76%	$2,515,572		2.61%
Net interest income / net interest spread[5]		$52,051	3.14%		$41,699	2.49%
Net interest margin[5]			3.57%			3.04%
Net interest margin[5], excluding effect of non-accrual loan income(expense)			3.65%			3.08%
Net interest margin[5], excluding effect of non-accrual loan income(expense) and prepayment fee income			3.62%			3.06%

Non-accrual loan income (reversed) recognized		$(1,092)			$(560)
Prepayment fee income received		296			292
Net		$(796)			$(268)

Cost of deposits:
Non-interest bearing demand deposits	$340,329	$-		$293,384	$-
Interest bearing deposits	1,900,749	16,226	1.71%	1,824,951	25,190	2.76%
Total deposits	$2,241,078	$16,226	1.45%	$2,118,335	$25,190	2.38%

	For the Three Months Ended					For the Six Months Ended
	6/30/2010	6/30/2009	% change	3/31/2010	% change	6/30/2010	6/30/2009	% change
AVERAGE BALANCES
Gross loans[5], includes loans held for sale	$2,177,523	$2,092,809	4%	$2,200,488	-1%	2,188,942	2,100,206	4%
Investments	606,708	802,435	-24%	848,214	-28%	726,794	640,226	14%
Interest-earning assets[5]	2,784,231	2,895,244	-4%	3,048,702	-9%	2,915,736	2,740,432	6%
Total assets	2,899,677	3,007,256	-4%	3,176,343	-9%	3,037,248	2,852,961	6%

Interest-bearing deposits	1,760,416	1,977,572	-11%	2,042,640	-14%	1,900,749	1,824,951	4%
Interest-bearing liabilities	2,151,343	2,365,336	-9%	2,432,407	-12%	2,291,099	2,222,188	3%
Non-interest-bearing demand deposits	348,687	297,089	17%	331,875	5%	340,329	293,384	16%
Stockholders' Equity	367,038	290,959	26%	372,363	-1%	369,686	291,094	27%
Net interest earning assets[5]	632,888	529,908	19%	616,295	3%	624,637	518,244	21%

LOAN PORTFOLIO COMPOSITION[5]:	6/30/2010	3/31/2010	% change	12/31/2009	% change	6/30/2009	% change

Commercial loans	$531,588	$514,975	3%	$539,147	-1%	$556,793	-5%
Real estate loans	1,564,627	1,617,967	-3%	1,654,104	-5%	1,502,048	4%
Consumer and other loans	17,149	16,766	2%	18,035	-5%	23,069	-26%
Loans outstanding[5]	2,113,364	2,149,708	-2%	2,211,286	-4%	2,081,910	2%
Unamortized deferred loan fees - net of costs	(2,491)	(2,215)	-12%	(2,343)	-6%	(1,598)	-56%
Loans[5], net of deferred loan fees and costs	2,110,873	2,147,493	-2%	2,208,943	-4%	2,080,312	1%
Allowance for loan losses	(62,988)	(63,995)	2%	(59,424)	-6%	(50,339)	-25%
Loan receivable[5], net	$2,047,885	$2,083,498	-2%	$2,149,519	-5%	$2,029,973	1%
[5] The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.	$15,841	$14,771		$12,490		$19,765

REAL ESTATE LOANS BY PROPERTY TYPE:	6/30/2010	3/31/2010	% change	12/31/2009	% change	6/30/2009	% change
Retail buildings	$363,040	$381,892	-5%	$380,958	-5%	$378,009	-4%
Hotels/motels	285,032	311,801	-9%	324,058	-12%	303,726	-6%
Gas stations/ car washes	259,367	265,375	-2%	266,986	-3%	261,390	-1%
Mixed-use facilities	145,793	153,297	-5%	157,136	-7%	154,132	-5%
Warehouses	110,668	109,778	1%	111,543	-1%	115,604	-4%
Multifamily	83,683	70,744	18%	75,587	11%	35,172	138%
Other	317,044	325,080	-2%	337,836	-6%	254,015	25%
Total	$1,564,627	$1,617,967	-3%	$1,654,104	-5%	$1,502,048	4%

DEPOSIT COMPOSITION	6/30/2010	3/31/2010	% Change	12/31/2009	% Change	6/30/2009	% Change
Non-interest-bearing demand deposits	$342,409	$360,801	-5%	$330,489	4%	$318,874	7%
Money market and other	599,995	547,468	10%	524,188	14%	517,020	16%
Saving deposits	135,917	136,821	-1%	136,804	-1%	129,120	5%
Time deposits of $100,000 or more	386,629	714,952	-46%	932,699	-59%	763,088	-49%
Other time deposits	665,439	521,750	28%	510,010	30%	711,693	-6%
Total deposit balances	$2,130,389	$2,281,792	-7%	$2,434,190	-12%	$2,439,795	-13%

DEPOSIT COMPOSITION (%)	6/30/2010	3/31/2010	12/31/2009	6/30/2009
Non-interest-bearing demand deposits	16.1%	15.8%	13.6%	13.1%
Money market and other	28.2%	24.0%	21.5%	21.2%
Saving deposits	6.4%	6.0%	5.6%	5.3%
Time deposits of $100,000 or more	18.1%	31.3%	38.3%	31.3%
Other time deposits	31.2%	22.9%	21.0%	29.1%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	6/30/2010	3/31/2010	12/31/2009	6/30/2009
Total stockholders' equity	$351,629	$363,821	$367,975	$281,419
Tier 1 risk-based capital ratio	16.68%	17.10%	16.73%	13.37%
Total risk-based capital ratio	17.95%	18.37%	17.99%	14.63%
Tier 1 leverage ratio	13.15%	12.49%	12.36%	10.50%
Book value per common share	$7.52	$7.87	$7.99	$8.14
Tangible common equity per share[2]	$7.44	$7.78	$7.90	$8.00
Tangible common equity to tangible assets[2]	9.74%	9.58%	9.27%	6.45%

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	6/30/2010	3/31/2010	12/31/2009	6/30/2009
Total stockholders' equity	$351,629	$363,821	$367,975	$281,419
Less: Preferred stock, net of discount	(63,731)	(63,497)	(63,263)	(62,798)
Common stock warrant	(2,383)	(2,383)	(2,383)	(4,766)
Goodwill and other intangible assets, net	(3,297)	(3,424)	(3,551)	(3,839)
Tangible common equity	$282,218	$294,517	$298,778	$210,016

Total assets	$2,901,065	$3,079,020	$3,227,957	$3,260,809
Less: Goodwill and other intangible assets, net	(3,297)	(3,424)	(3,551)	(3,839)
Tangible assets	$2,897,768	$3,075,596	$3,224,406	$3,256,970

Common shares outstanding	37,956,527	37,835,407	37,824,007	26,256,960

Tangible common equity to tangible assets	9.74%	9.58%	9.27%	6.45%
Tangible common equity per share	$7.44	$7.78	$7.90	$8.00

	For the Three Months Ended					For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES:	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009
Balance at beginning of period	$63,995	$59,424	$52,967	$50,339	$50,504	$59,424	$43,419
Provision for loan losses	42,323	25,407	17,853	8,500	19,000	67,730	34,670
Recoveries	1,348	221	155	179	251	1,569	334
Charge offs	(44,678)	(21,057)	(11,551)	(6,051)	(19,416)	(65,735)	(28,084)
Balance at end of period	$62,988	$63,995	$59,424	$52,967	$50,339	$62,988	$50,339
Net charge-off/average gross loans[5] (annualized)	7.96%	3.79%	2.08%	1.11%	3.66%	5.86%	2.64%

	For the Three Months Ended,					For the Six Months Ended
NET CHARGED OFF LOANS BY TYPE	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	6/30/2010	6/30/2009

Real estate loans	$34,876	$12,823	$7,065	$2,572	$12,410	$47,699	$14,531
Commercial loans	8,243	7,201	4,236	3,282	6,608	15,444	11,812
Consumer loans	211	812	95	18	147	1,023	1,407
Total net charge-offs	$43,330	$20,836	$11,396	$5,872	$19,165	$64,166	$27,750

NON-PERFORMING ASSETS	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Delinquent loans 90 days or more on non-accrual status[5]	$46,174	$62,775	$51,674	$35,510	$30,850
Delinquent loans 90 days or more on accrual status	1,845	457	-	-	-
Total non-performing loans[5]	48,019	63,232	51,674	35,510	30,850
Other real estate owned	4,709	5,856	2,044	4,693	3,805
Restructured loans	33,950	65,026	64,341	44,707	37,026
Total non-performing assets[5,6]	$86,678	$134,114	$118,059	$84,910	$71,681
Non-performing assets5/ total assets	2.99%	4.36%	3.66%	2.64%	2.20%
Non-performing assets5/ gross loans[5] & OREO	4.10%	6.23%	5.34%	3.98%	3.44%
Non-performing loans5/gross loans[5]	2.27%	2.94%	2.34%	1.67%	1.48%
Allowance for loan losses/ gross loans[5]	2.98%	2.98%	2.69%	2.49%	2.42%
Allowance for loan losses/ non-performing loans[5]	131%	101%	115%	149%	163%

BREAKDOWN OF RESTRUCTURED LOANS BY TYPE:	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Retail buildings	$3,353	$8,976	$9,620	$4,811	$1,387
Hotels/motels	8,612	19,177	16,647	4,400	5,325
Gas stations/ car washes	365	10,941	20,006	19,547	18,931
Mixed-use facilities	-	3,355	2,907	373	374
Warehouses	-	1,522	-	4,455	4,455
Multifamily	-	-	1,371	1,371	-
Other[3]	21,620	21,055	13,790	9,750	6,554
Total	$33,950	$65,026	$64,341	$44,707	$37,026
[3] Includes commercial business and other loans

DELINQUENT LOANS BY DAYS PAST DUE	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

30 - 59 days	$5,716	$8,370	$14,926	$24,507	$5,364
60 - 89 days	598	3,978	2,877	7,931	6,593
90 days or more and accruing	1,845	457	-	-	-
Non-accrual	46,174	62,775	51,674	35,510	30,850
Total delinquent loans[5,6]	$54,333	$75,580	$69,477	$67,948	$42,807

DELINQUENT LOANS BY TYPE[4]	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Real estate loans	$37,501	$57,634	$52,660	$54,129	$28,242
Commercial loans	16,194	17,107	15,303	13,241	14,041
Consumer loans	638	839	1,514	578	524
Total delinquent loans[5]	$54,333	$75,580	$69,477	$67,948	$42,807
[4]Delinquent over 30 days, including non-accrual loans

NON-ACCRUAL LOANS BY TYPE	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Real estate loans	$31,960	$49,393	$40,354	$25,696	$20,515
Commercial loans	13,680	13,103	10,275	9,521	10,072
Consumer loans	534	279	1,045	293	263
Total non-accrual loans[5]	$46,174	$62,775	$51,674	$35,510	$30,850

WATCH LIST LOANS	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Special mention	$46,449	$43,647	$42,671	$30,762	$53,277
Substandard	116,069	169,149	153,535	110,669	112,641
Doubtful	783	2,519	3,655	2,767	4,237
Loss	-	-	-	-	-
Total watch list loans[5]	$163,301	$215,315	$199,861	$144,198	$170,155

[5] The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.
[6] Excludes $36.0 million in substandard non-accrual loans classified as held for sale.

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Investors and Financial Media:
Financial Profiles, Inc
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